UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2013

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2013, the Compensation Committee of the Board of Directors of the Company approved a change in the compensation paid by the Company to Douglas R. Lebda, our Chief Executive Officer. Mr. Lebda’s base salary will increase from $550,000 per year to $600,000 per year effective March 1, 2013. Mr. Lebda also received an award of 125,000 restricted shares of Company common stock.  Subject to continuing service, (i) 62,500 of such shares will vest in three equal annual installments beginning on February 12, 2014, and (ii) 62,500 of such shares will vest in a single installment no earlier than February 12, 2014 and no later than February 12, 2016, provided that certain performance metrics are achieved.

On February 12, 2013, the Compensation Committee also approved a special payment to all of our employees holding vested and unexercised option awards pursuant to the Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the “Plan”).  The payment is to recognize the special dividend paid by us on December 26, 2012 to stockholders.  No adjustment was made to outstanding stock options as a result of the special dividend.  The special payment is equal to one dollar per share of common stock underlying each such option award and is payable on March 15, 2013 provided that the option holder is employed by us on the payment date. Mr. Lebda holds vested and unexercised options for 893,718 shares and will receive a payment of $893,718 as a result of such special payment. No other executive officers or directors hold stock options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 15, 2013

TREE.COM, INC.

By:	/s/ Katharine F. Pierce
Katharine F. Pierce
Senior Vice President and General Counsel